UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2013

THE HOWARD HUGHES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34856	36-4673192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Galleria Tower
13355 Noel Road, 22nd Floor
Dallas, Texas  75240
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (214) 741-7744

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On August 8, 2013, The Woodlands Commercial Properties Company, L.P. and The Woodlands Land Development Company, L.P. (collectively, the “Borrowers”) entered into the Third Amended and Restated Master Credit Agreement (the “Credit Agreement”) with Keybank National Association (“KeyBank”), the other lending institutions that are a party to the Credit Agreement, the other lending institutions that may become parties to the Credit Agreement (collectively, the “Lenders”) and KeyBank as administrative agent for the Lenders.  The entities comprising the Borrowers are all wholly-owned, indirect subsidiaries of The Howard Hughes Corporation.

The Credit Agreement amends and restates in its entirety the Second Amended and Restated Master Credit Agreement, dated March 29, 2011, by and among the Borrowers, KeyBank and the other parties thereto (the “Original Credit Agreement”).  The Credit Agreement provides for a three-year credit facility with an initial maturity date of August 8, 2016 (with two, one-year extensions) under which the Borrowers may borrow up to $250.0 million.  The Credit Agreement consists of a $125.0 million term loan and a $125.0 million credit line that is subject to a borrowing base calculation, each with a maximum interest rate of one-month LIBOR plus 2.75%.  The interest rate provided under the Original Credit Agreement was one-month LIBOR plus 4.00% with a 1.00%  LIBOR floor. Interest payments under the Credit Agreement are paid monthly and the principal is not due until maturity.  The Borrowers have outstanding balance of approximately $176.7 million under the Credit Agreement, which such amount was previously borrowed under the Original Credit Agreement.  The amounts borrowed under the Credit Agreement are secured by assets of the Borrowers and their subsidiaries and are non-recourse to The Howard Hughes Corporation.  The amounts borrowed under the Credit Agreement may be used solely for working capital purposes in the acquisition, operation and development of real estate within the Company’s master planned community known as The Woodlands.

The Credit Agreement contains a number of customary covenants, including compliance with various financial ratios and tests, and certain convents that restrict, among other things, the Borrowers and their direct subsidiaries ability to incur debt; incur liens; transfer properties and merge or consolidate.

The Loan Agreement also contains customary events of default, certain of which are subject to cure periods.  The events of default include, among other things, nonpayment of principal, interest or fees; breach of the representations or warranties in any material respect, breach of the financial, affirmative or negative covenants; payment default on, or accelerations of, other material indebtedness; bankruptcy or insolvency; material judgments entered against the Borrowers or their subsidiaries; certain changes in control of the Borrowers; and the invalidity or unenforceability of the Credit Agreement or other documents associated with the Credit Agreement.

The Credit Agreement further requires that certain subsidiaries of the Borrowers provide guaranties in favor of the Lenders.

The description of the Credit Agreement is qualified in in its entirety by the terms of the Credit Agreement.  A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02                                           Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

10.1

Third Amended and Restated Master Credit Agreement dated as of August 8, 2013, by and among The Woodlands Commercial Properties Company, L.P, The Woodlands Land Development Company, L.P., as borrowers, Keybank National Association, the other lenders that are a party thereto and the other lending institutions which may become a party thereto, as lenders, and Keybank National Association, as administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOWARD HUGHES CORPORATION

		By:	/s/ Peter F. Riley
Peter F. Riley
Senior Vice President, Secretary and
General Counsel

Date:	August 14, 2013

Exhibit No.	Description

10.1

Third Amended and Restated Master Credit Agreement dated as of August 8, 2013, by and among The Woodlands Commercial Properties Company, L.P, The Woodlands Land Development Company, L.P., as borrowers, Keybank National Association, the other lenders that are a party thereto and the other lending institutions which may become a party thereto, as lenders, and Keybank National Association, as administrative agent for the lenders.